Exhibit 99.1

PRESS RELEASE

GSE Solutions and Pelican Energy Partners Announce Closing of Merger

COLUMBIA, MD – November 1, 2024 – GSE Solutions (“GSE Systems, Inc.” or “GSE”), a leader in advanced engineering solutions that supports the future of clean-energy production and decarbonization initiatives of the power industry, and Pelican Energy Partners (“Pelican”), a highly specialized private equity firm led by experienced energy service professionals focused on energy services businesses and manufacturing companies, announced today the closing of the merger involving GSE and an affiliate of Pelican. The merger was overwhelmingly approved by GSE shareholders at a special shareholder meeting held on October 29, 2024. Trading of GSE common stock was suspended following afterhours trading at 8 pm ET on October 31, 2024. GSE expects that Broadridge Corporate Issuer Solutions, LLC, in its capacity as paying agent, will promptly distribute the merger consideration, with respect to stockholders holding shares in book entry format including beneficial owners, or letters of transmittal.

Kathryn Gardner O’Connor, Chair of the Board of Directors of GSE, provided “We are glad to have delivered maximum value to GSE stockholders and, at the same time, leave the Company in good hands with Pelican Energy Partners who understands the long-term prospects for the nuclear power industry.”

Sam Veselka, a Managing Director of Pelican, stated “Pelican is excited to partner with GSE’s skilled engineers and management team to continue GSE ‘s comeback story. GSE has been a longtime leader in the nuclear service industry and we look forward to building on past and future successes.”

Ravi Khanna, Chief Executive Officer and President, said, "We are excited for the next phase of GSE Solutions and excited for the opportunity to partner with an emerging industry leader in Pelican Energy Partners. Our management team and our employees are ecstatic for what lies ahead."
Robert W. Baird & Co. Incorporated served as exclusive financial advisor to GSE and Miles & Stockbridge P.C., Potter Anderson & Corroon LLP and Cole Schotz P.C. served as legal advisors to GSE in connection with the transaction. Ankura Capital Advisors provide a fairness opinion to the GSE Board of Directors with respect to the merger transaction.
Locke Lord LLP served as legal advisor to Pelican Energy Partners.
ABOUT GSE SOLUTIONS
Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE’s advanced Engineering offer highly specialized training, engineering design, program compliance, and simulation to that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com

PRESS RELEASE

ABOUT PELICAN ENERGY PARTNERS
Pelican Energy Partners is a Houston-based private equity firm specializing in strategic investments in small to middle-market, high-growth potential energy service and equipment companies. The firm makes investments in energy equipment and service companies in the oil and gas and nuclear sectors.
Media Contact
Sunny DeMattio
GSE Solutions
Director of Marketing & Communications
sunny.demattio@gses.com
Direct: +1 410.970.7931
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